                                                                     EXHIBIT 4.1



                              SUN COMMUNITIES, INC.

                             ARTICLES SUPPLEMENTARY



         SUN COMMUNITIES, INC., a Maryland corporation (the "COMPANY"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "DEPARTMENT") that:


                  FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article V of the Charter of the Company and Sections 2-105 and 2-208 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Company (the "BOARD OF DIRECTORS"), by resolutions duly adopted as of September 23, 1999, has classified 2,000,000 shares of the authorized but unissued shares of the preferred stock par value $.01 per share ("PREFERRED STOCK") of the Company as a separate class of Preferred Stock, such class being designated the "9.125% Series A Cumulative Redeemable Perpetual Preferred Stock."

                  SECOND: The class of Preferred Stock of the Company created by the resolutions duly adopted by the Board of Directors of the Company and referred to in Article FIRST of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitation as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions:

                           SECTION 1. DESIGNATION AND NUMBER. The shares of
                  Preferred Stock hereby classified shall be designated the "9.125% Series A Cumulative Redeemable Perpetual Preferred Stock" (the "SERIES A PREFERRED STOCK"). The number of shares of Series A Preferred Stock shall be 2,000,000.

                           SECTION 2. RANK. The Series A Preferred Stock will,
                  with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company, rank senior to all classes or series of Common Stock (as defined in the Charter) and to all classes or series of equity securities of the Company now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Company expressly designated as ranking on a parity with or senior to the Series A Preferred Stock as to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company. For purposes of these Articles Supplementary, the term "PARITY

                  PREFERRED STOCK" shall be used to refer to any class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on a parity with Series A Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company. The term "equity securities" does not include debt securities, which will rank senior to the Series A Preferred Stock.

                           SECTION 3.   DISTRIBUTIONS.

                           (a)      Payment of Distributions.

                                    (i) Subject to the rights of holders of
                           Parity Preferred Stock as to the payment of distributions and holders of equity securities ranking senior to the Series A Preferred Stock as to payment of distributions, holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 9.125% of the $25.00 liquidation preference per share of Series A Preferred Stock (the "ISSUANCE RATE").

                                  (ii)  In the event that on or prior to
                           December 31, 1999 the senior unsecured debt of Sun Communities Operating Limited Partnership shall have either an unconditional, published (A) rating by Standard & Poor's Ratings Group ("STANDARD & POOR'S") exceeding "BBB" or (B) rating by Moody's Investors Service, Inc. ("MOODY'S") exceeding "Baa3", then, beginning on the date on which either of such foregoing conditions is met, the rate per annum of the cumulative preferential cash distributions on the Series A Preferred Stock shall be 8.875% (the "REVISED RATE") of the $25.00 liquidation preference per share of Series A Preferred Stock, in which case the designation of the Series A Preferred Stock will change accordingly to reflect such new distribution rate; provided, that, if either (i) such Standard & Poor's unconditional published rating exceeding "BBB" or (ii) such Moody's rating exceeding "Baa3" shall not be in effect on December 31, 1999, then the Revised Rate herein provided shall be void ab initio and the Company shall pay on December 31, 1999, in addition to the dividend then due to the holders of the Series A Preferred Stock, the difference between
                           (1) the dividend that would have accrued at the Issuance Rate during the current and any prior quarterly distribution period and (2) the dividend that actually accrued during such distribution periods at the voided Revised Rate.

                                  (iii) Promptly after December 31, 1999 the
                           parties hereto shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all instruments and documents as may be reasonably necessary or desirable to memorialize the revision of the distribution rate in effect from and after December 31, 1999 in accordance with
                           Section 3(a)(ii) above.

                                    (iv) All distributions shall be cumulative,
                           shall accrue from the original date of issuance and shall be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing on the first of such dates to occur after the original date of issuance and, (ii) in the event of a redemption, on the redemption date (each a "PREFERRED STOCK DISTRIBUTION PAYMENT DATE"). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such quarterly period to ninety
                           (90) days. If any date on which distributions are to be made on the Series A Preferred Stock is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series A Preferred Stock will be made to the holders of record of the Series A Preferred Stock on the relevant record dates, which, unless otherwise provided by the Company with respect to any distribution, will be fifteen (15) Business Days prior to the relevant Preferred Stock Distribution Payment Date (each a "DISTRIBUTION RECORD DATE"). Notwithstanding anything to the contrary set forth herein, each share of Series A Preferred Stock shall also continue to accrue all accrued and unpaid distributions up to the exchange date on any Series A Preference Unit (as defined in the Second Amended and Restated Limited Partnership Agreement of Sun Communities Operating Limited Partnership, dated as of April 30, 1996, as amended by (i) those certain amendments numbered one through one hundred two, and (ii) the One Hundred Third Amendment to the Agreement of Limited Partnership, dated as of September 29, 1999, and as may be further amended from time to time (collectively, as amended, the "PARTNERSHIP AGREEMENT") validly exchanged into such share of Series A Preferred Stock in accordance with the provisions of such Partnership Agreement.

                               (v) The term "BUSINESS DAY" shall mean each
                           day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

                           (b) Limitations on Distributions. No distributions on
                  the Series A Preferred Stock shall be declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

                           (c) Distributions Cumulative. Notwithstanding the
                  foregoing, distributions on the Series A Preferred Stock will accrue whether or not declared, whether or not the terms and provisions set forth in SECTION 3(B) hereof at any time prohibit the current payment of distributions, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accrued but unpaid distributions on the Series A Preferred Stock will accumulate as of the Preferred Stock Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.

                           (d) Priority as to Distributions.

                               (i) So long as any Series A Preferred Stock
                           is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Stock or any class or series of equity securities of the Company ranking junior to the Series A Preferred Stock as to distributions or rights upon voluntary or involuntary dissolution, liquidation or winding up of the Company to the Series A Preferred Stock (such Common Stock or other junior equity securities, collectively, "JUNIOR STOCK"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series A Preferred Stock, any Parity Preferred Stock or any Junior Stock, unless, in each case, all distributions accumulated on all Series A Preferred Stock and all classes and series of outstanding Parity Preferred Stock have been paid in full. The foregoing sentence will not prohibit (i) distributions payable solely in equity securities ranking junior to the Series A Preferred Stock as to distributions and rights upon voluntary or involuntary dissolution, liquidation or winding up of the Company, (ii) the conversion of Junior Stock or Parity Preferred Stock into equity securities of the Company ranking junior to the Series A Preferred Stock as to distributions and rights upon voluntary or involuntary dissolution, liquidation or winding-up of the Company, and (iii) purchase by the Company of such Series A Preferred Stock, Parity Preferred Stock or Junior Stock pursuant to Article VII (Restriction on Transfer, Acquisition and Redemption of Shares) of the Charter to the extent required to preserve the Company's status as a real estate investment trust.

                                (ii) So long as distributions have not been
                           paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series A Preferred Stock, all distributions authorized and declared on the Series A Preferred Stock and all classes or series of outstanding Parity Preferred Stock shall be authorized and declared so that the amount of distributions authorized and declared per share of Series A Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Series A Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) bear to each other.

                           (e) No Further Rights. Holders of Series A Preferred
                  Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

                           SECTION 4.  LIQUIDATION PREFERENCE.

                           (a) Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company and subject to equity securities ranking senior to the Series A Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Company, but before any payment or distributions of the assets shall be made to holders of Common Stock or any other class or series of equity securities of the Company that ranks junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Company, an amount equal to the sum of (i) a liquidation preference of $25.00 per share of Series A Preferred Stock, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series A Preferred Stock and any Parity Preferred Stock, all payments of liquidating distributions on the Series A Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series A Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series A Preferred Stock and such other Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock does not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Company bear to each other.

                           (b) Notice. Written notice of any such voluntary or
                  involuntary liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and
                  (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

                           (c) No Further Rights. After payment of the full
                  amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company.

                           (d) Consolidation, Merger or Certain Other
                  Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or the consolidation or merger or other business combination of the Company with or into any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Company) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company.

                           (e) Permissible Distributions. In determining whether
                  a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption, or other acquisition of shares of stock of the Company or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Company whose preferential rights upon dissolution are superior to those receiving the distribution.

                           SECTION 5.  OPTIONAL REDEMPTION.

                           (a) Right of Optional Redemption. The Series A
                  Preferred Stock may not be redeemed prior to September 29, 2004. On or after such date, the Company shall have the right to redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, upon not less than thirty
                  (30) nor more than sixty (60) days written notice, at a redemption price, payable in cash, equal to $25.00 per share of Series A Preferred Stock plus accumulated and unpaid distributions, whether or not declared, to the date of redemption. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units).

                           (b)      Limitation on Redemption.

                                       (i) The redemption price of the Series A
                           Preferred Stock (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the Company and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock), shares, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                                      (ii) The Company may not redeem fewer than
                           all of the outstanding shares of Series A Preferred Stock unless all accumulated and unpaid distributions have been paid on all outstanding Series A Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption.

                           (c)      Procedures for Redemption.

                                    (i) Notice of redemption will be (i) faxed,
                           and (ii) mailed by the Company, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state:
                           (i) the redemption date, (ii) the redemption price,
                           (iii) the number of shares of Series A Preferred Stock to be redeemed, (iv) the place or places where such shares of Series A Preferred Stock are to be surrendered for payment of the redemption price, (v) that distributions on the Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

                                    (ii) If the Company gives a notice of
                           redemption in respect of Series A Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Company will deposit irrevocably in trust for the benefit of the Series A Preferred Stock being redeemed funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid distributions, if any, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid distributions, whether or not declared, if any, on such shares to the holders of the Series A Preferred Stock upon surrender of the Series A Preferred Stock by such holders at the place designated in the notice of redemption. If fewer than all Series A Preferred Stock evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series A Preferred Stock, evidencing the unredeemed Series A Preferred Stock without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series A Preferred Stock or portions thereof called for redemption, unless the Company defaults in the payment thereof. If any date fixed for redemption of Series A Preferred Stock is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series A Preferred Stock is improperly withheld or refused and not paid by the Company, distributions on such Series A Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

                           (d) Status of Redeemed Stock. Any Series A Preferred
                  Stock that shall at any time have been redeemed shall after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Directors.

                           SECTION 6.   VOTING RIGHTS.

                           (a) General. Holders of the Series A Preferred Stock
                  will not have any voting rights, except as set forth below.

                           (b)  Right to Elect Directors.

                                (i)  If at any time full distributions shall
                           not have been timely made on any Series A Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether or not consecutive (a "PREFERRED DISTRIBUTION DEFAULT"), the holders of such Series A Preferred Stock, voting together as a single class with the holders of each class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (collectively, the "PARITY SECURITIES"), will have the right to elect two additional directors (and the number of directors of the Company shall be deemed to have increased by two (2)) to serve on the Company's Board of Directors (the "PREFERRED STOCK DIRECTORS") at a special meeting called by the holders of the outstanding shares of Series A Preferred Stock in accordance with Section 6(b)(ii) or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series A Preferred Stock and each such class or series of Parity Preferred Stock have been paid in full.

                                (ii) At any time when such voting rights
                           shall have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and all the series of Parity Securities by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten and not more than 45 days after the date such notice is given. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Stock Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the share transfer records of the Company. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Parity Securities present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Stock Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series A Preferred Stock that would have been entitled to vote at such special meeting.

                                    (iii) If and when all accumulated
                           distributions and the distribution for the current distribution period on the Series A Preferred Stock shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series A Preferred Stock shall be divested of the voting rights set forth in
                           SECTION 6(B) herein (subject to revesting in the event of each and every Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in SECTION 6(B) (voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in SECTION 6(B) (voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Director shall each be entitled to one vote per director on any matter.

                           (c) Certain Voting Rights. So long as any Series A
                  Preferred Stock remains outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time (i) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series A Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, (ii) designate or create, or increase the authorized or issued amount of, any Parity Preferred Stock or any stock which purports to be on parity with the Series A Preferred Stock as to either (but not both) distributions or rights upon dissolution, liquidation or winding-up or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent such Parity Preferred Stock is issued to an affiliate (as defined in Section 11 of the Second Article of these Articles Supplementary) of the Company unless such issuance is upon terms determined by the Board of Directors (such determination to include the affirmative approval of a majority of all disinterested directors) to be no more favorable to the holders thereof as it would offer in an arm's length transaction to an unrelated third party, or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation or other entity, or (B) amend, alter or repeal the provisions of the Company's Charter (including these Articles Supplementary) or By-laws, whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or sale or lease of all of the Company's assets as an entirety, so long as (a) the Company is the surviving entity and the Series A Preferred Stock remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series A Preferred Stock other preferred stock having substantially the same terms and same rights as the Series A Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series A Preferred Stock and provided further that any increase in the amount of authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in an amount of authorized shares of each class or series, in each case ranking either (a) junior to the Series A Preferred Stock with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, or (b) on a parity with the Series A Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or both, to the extent such Preferred Stock (1) is not issued to an affiliate of the Company, or (2) is issued to an affiliate of the Company, other than upon terms determined by the Board of Directors (such determination to include the affirmative approval of a majority of all disinterested directors) to be no more favorable to the holders thereof than those it would offer in an arm's length transaction to an unrelated third party, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                           SECTION 7. TRANSFER RESTRICTIONS. The Series A Preferred Stock shall be subject to the provisions of Article VII (Restriction on Transfer, Acquisition and Redemption of Shares) of the Charter.

                           SECTION 8. NO CONVERSION RIGHTS. The holders of the Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Company.

                           SECTION 9. NO SINKING FUND. No sinking fund shall be established for the retirement or redemption of Series A Preferred Stock.

                           SECTION 10. NO PREEMPTIVE RIGHTS. No holder of the Series A Preferred Stock of the Company shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Company or any other security of the Company which it may issue or sell.

                           SECTION 11. DEFINITION OF AFFILIATE. For the purposes of these Articles Supplementary, the term "AFFILIATE" shall mean any person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Company, or its permitted successor.

                  THIRD: The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

                  FOURTH: These Articles Supplementary have been approved by the Board of Directors of the Company in the manner and by the vote required by law.



                        (SIGNATURE APPEARS ON NEXT PAGE)

         IN WITNESS WHEREOF, Sun Communities, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by the undersigned duly authorized officer and attested to by its Secretary on this 29th day of September, 1999; and such officer acknowledges that these Articles Supplementary are the act of Sun Communities, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.


                                            SUN COMMUNITIES, INC.


                                            By: /s/ Mary A. Petrella
                                                ---------------------
                                                Name: Mary A. Petrella
                                                Title: Vice President



         [SEAL]

         ATTEST:



         Name: /s/ Jeffrey P. Jorissen
               -----------------------
                  Secretary